                                                                    EXHIBIT 99.2

                 [AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

January 9, 2003

Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas 78209

Ladies and Gentlemen:

We have acted as special counsel to Clear Channel Communications, Inc., a Texas corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-3, as amended, registration number 333-76942 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the offering and sale by the Company of $300,000,000 in aggregate principal amount of the Company's 4.625% Senior Notes due 2008 and $500,000,000 in aggregate principal amount of the Company's 5.75% Senior Notes due 2013 (together, the "Notes") to be issued under an indenture dated as of October 1, 1997, between the Company and the Bank of New York, as trustee, as amended by the Eleventh Supplemental Indenture dated as of January 9, 2003 (as so amended, the "Indenture") and sold pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") dated January 6, 2003, between the Company and each of the underwriters (the "Underwriters") listed in Schedule II of the Underwriting Agreement.

We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions expressed below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

Based upon such examination and representations, we advise you that, in our opinion the Indenture has been duly authorized, executed and delivered, and constitutes a legal, valid and binding instrument enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or other laws affecting creditors' rights generally from time to time in effect); and the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or other laws affecting creditors' rights generally from time to time in effect).

We are members of the Bar of the State of Texas and the State of New York and the foregoing opinion is limited to the laws of the State of Texas, the State of New York, and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Opinions" in the prospectus and any prospectus supplement relating thereto.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent. Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.